Exhibit 10.2

Personal & Confidential
Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
Telephone: 281-584-1390

January 12, 2020

Thomas L. Bené

2139 Bancroft Drive

Houston, Texas 77027

Re:	Employment with Sysco Corporation

Dear Tom:

This letter agreement (this “Agreement”) sets forth the payments and benefits you will be entitled to upon your departure from Sysco Corporation (the “Company”), subject to the terms of this Agreement.

1. Timing of Your Departure: Your last date of employment will be March 1, 2020 (the “Separation Date”). Effective as of January 13, 2020, you hereby resign as Chairman and a member of the Board of Directors of the Company. Effective January 31, 2020, you hereby resign from all positions you hold with the Company and its affiliates, including as President and Chief Executive Officer as well as all other positions or appointments that you may hold by or through the Company and its affiliates, including but not limited to any industry panels or benefit plans. Between February 1, 2020 and March 1, 2010, you will serve in an Executive Advisor role. Effective February 1, 2020 you will no longer be an officer of Sysco Corporation or a participant in the Management Incentive Plan (MIP). Because you will no longer be an MIP participant, you will cease participation in the Disability Income Plan and any additional group life and accidental death and dismemberment benefits that have been in effect for you as a member of the plan. In addition, you will cease participation in the Management Savings Plan and any associated salary/incentive deferrals will end. During the period between February 1, 2020 and the Separation Date, you will remain eligible for your base pay and other non-MIP benefits.

Effective as of the Separation Date, you will no longer be eligible for a fiscal year 2020 annual incentive award under the Management Incentive Plan or otherwise. You agree to execute, promptly upon request by the Company or its affiliate, any additional documents reasonably necessary to effectuate any such resignation.

2. Separation Benefits: Upon the Separation Date, you will be eligible for the benefits described as follows, contingent upon your compliance with the terms of this Agreement, including, but not limited to, your timely execution, without revocation, of a general release of claims (the “General Release”), provided to you concurrently with this Agreement:

Severance Payment: You will be paid a one-time lump sum cash severance payment equal to two (2) times the sum of your current base salary plus your target annual MIP bonus, in the aggregate amount of $6,000,000, less applicable taxes and deductions (the “Severance Payment”). The Severance Payment will not be considered compensation under any compensation or benefit plan sponsored or maintained by Sysco. You will not be eligible for any other severance payment except as described herein, and there will be no duplication of benefits. The Severance Payment will be made as soon as practicable but no later than thirty (30) days following the effective date of your executed and non-revoked General Release.

Company-Subsidized Health Insurance Coverage: You will be eligible to receive coverage by Sysco of the entire premium cost for health care continuation (the “Company-Subsidized Health Care Coverage”) in accordance with the terms provided herein. You will continue to be eligible for the Company-Subsidized Health Care Coverage until the earlier to occur of: (1) the date twenty-four (24) months after your active employee coverage ends (the “Company Subsidized Health Care Coverage Period”); or (2) the date you are eligible to enroll in the health, dental and/or vision plans of another employer. During the first eighteen (18) months of the Company Subsidized Health Care Coverage Period, your continued health care coverage will be provided through the federal law commonly known as COBRA. To be eligible for the Company- Subsidized Health Care Coverage, your eligible dependents, if any, must be participating in Sysco’s group health, dental and vision plans on the Separation Date and must elect on a timely basis to continue that participation in some or all of the offered plans. In addition, your continued access to the Company-Subsidized Health Care Coverage is dependent on you and your dependents continuing to be eligible to participate in Sysco’s offered plans through COBRA. You agree to notify Sysco promptly if you are eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in Company plans through COBRA. You will receive information under separate cover regarding the COBRA enrollment process. After the end of such 18 month period, the Company will allow you and your dependents to continue to participate in, and receive coverage under, the Company’s group health plans for the following six (6) months for your monthly payment of an amount equal to the premium then charged by the applicable group health plan for comparable continuation coverage under COBRA and the Company will reimburse you for the amount of the premium you pay no later than the last day of the month in which you pay such premium.

In order to receive the Severance Payment and Company-Subsidized Health Care Coverage (the “Separation Benefits”), you must execute a General Release on a timely basis. You will have at least (twenty-one days to consider whether to sign consider the release. As described more fully in the General Release, you have seven days following the date you execute the General Release to revoke your signature by delivering a written revocation to Eve McFadden, Vice President - Legal, General Counsel and Corporate Secretary at the contact specified below. The General Release will not become effective until you sign it and the seven-day revocation period has passed without you having exercised your right to revoke your signature. You will have until March 23, 2020 to execute the General Release and if you do not execute the General Release on or before March 23, 2020 or if you revoke the General Release after you execute it, you will not receive the Separation Benefits. You are advised to consult an attorney prior to executing the General Release.

3.    Post-Employment Restrictions: Your receipt of the Separation Benefits is also contingent upon your adherence to your ongoing obligations to the Company regarding intellectual property, confidential information to which you had access by virtue of your employment, restrictions on competitive activities, and non-solicitation of employees and customers, including, but not limited to the restrictions contained in any existing noncompetition agreement with the Company. Failure to comply with restrictions on your post-employment activities entitles Sysco to cease any remaining payments or benefits owed to you under this Agreement and if you breach any of your obligations to the Company or its affiliates related to restrictions on competitive activities or non-solicitation of employees or customers or your obligations under Section 4 of this Agreement, you will be obligated to repay to the Company the Severance Payment within ten (10) business days after a final, non-appealable judgement is rendered by a court that you so breach such provision. Within ten (10) business days after the Separation Date, you will return to the Company all Company property in your possession or control and all documents (electronic or otherwise) that are Company property or contain proprietary or confidential information of the Company or its affiliate.

4.    Non-Disparagement; Cooperation. You agree that you will not make or cause to be made, directly or indirectly, any statement or communication (whether oral, written, or electronic) that is, or may reasonably be considered to be, disparaging or negative about: (a) the Company or any of its affiliates; (b) any director, officer or employee of the Company or any of its affiliates; or (c) the reputation or business of any of the foregoing.

The Company agrees that the Company will instruct its directors to not, make or cause to be made, directly or indirectly, any statement or communication (whether oral, written, or electronic) that is, or may reasonably be considered to be, disparaging or negative about you or your service to or employment with the Company. You further agree to reasonably cooperate with and assist the Company and each of its affiliate in any legal dispute or regulatory matter in which the Company or an affiliate may become involved, including providing information, documents, submitting to depositions, and providing testimony, if requested, related to events which predate this Agreement. The Company’s requests for cooperation shall not materially interfere with your work, civic or other responsibilities. The Company shall pay any expenses incurred by you in connection with such cooperation.

5.    Career Transition Services: You are immediately eligible for executive outplacement services using a vendor of Sysco’s choice.

6.    Other Compensation and Benefits: You will be paid for any earned but unused vacation at the time of your separation from employment, and you also will be reimbursed for eligible business expenses that you incurred during the course of your employment per Company policy and are submitted (along with the requisite documentation) within twenty-one (21) calendar days after the Separation Date, provided that you will not be reimbursed for any such expenses incurred on or after the Separation Date. The automatic company contribution under the 401(k) plan will continue through the Separation Date, but you will not be eligible for the 50% company match for 2020 because you will not be employed by Sysco at the end of calendar 2020. You are not eligible for a company match under the MSP for calendar year 2020. Distributions from your 401k and MSP balances will be governed by the terms of each plan and any applicable distribution elections you have made. You agree that except as specifically stated in this Agreement or with respect to any vested benefits under any tax-qualified employee benefit plan or eligible claims submitted in accordance with the Company’s group health, dental and vision plans and that arose prior to the Separation Date, you are not entitled to any other compensation from the Company or its affiliates. Unless otherwise provided herein, you shall continue to be entitled to benefits under every other employee benefit plan maintained by the Company in which you participate in accordance with the terms of such plan through the Separation Date.

7.    Long Term Incentive and Equity Awards: Vesting of any equity awards held by you, including but not limited to stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”), will cease as of the Separation Date and any unvested equity awards that you hold will be forfeited as of the Separation Date. Vested stock options must be exercised no later than the date that is 90 days after the Separation Date, in accordance with the terms of the applicable equity incentive plan and award agreements.

8.    Notices. All notices, demands, consents or communications required or permitted hereunder will be in writing and will be deemed to be given if addressed and delivered as provided below (or at such other physical or electronic address as specified by the addressee for purposes of notice under this Agreement):

To the Company:	Sysco Corporation
1390 Enclave Parkway Houston, TX
Attention: General Counsel
Fax: (281) 584-2510

To the executive:	Thomas L. Bené
At address currently on the Company’s records

9.    Governing Law and Interpretation. This Agreement will be governed and controlled by and in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. In the event you or the Company breaches any provision of this Agreement, you and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable and cannot be modified to be enforceable, excluding the General Release language, such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.    Section 409A. The Severance Payment is intended to be exempt from the requirements of Section 409A under the short-term deferral exception and the group health plan continuation coverage benefits under this Agreement are intended to comply with Section 409A, to the extent subject thereto, and accordingly, such payments and benefits will be interpreted and administered to be in compliance with or exempt from Section 409A. Notwithstanding anything to the contrary, you will not be considered to have terminated employment with Sysco for purposes of any payments or benefits under this Agreement which are subject to Section 409A until you have incurred a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement will be construed as a separate identified payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, payments and benefits that would otherwise be paid or provided pursuant to any other arrangement between you and Sysco during the six-month period immediately following your separation from service will instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). To the extent required to avoid any accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement will be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-

kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. Sysco makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

11.    Amendment: This Agreement may not be modified, altered or changed except upon express written consent of you and the Company wherein specific reference is made to this Agreement, and in accordance with Section 409A.

12.    Attorney’s Fees. The Company will pay or reimburse you for up to $10,000 in attorney’s fees you incur in negotiating this Agreement.

13.    Entire Agreement: This Agreement sets forth the entire agreement between you, the Company and its affiliates with respect to the subject matter contained herein and this Agreement fully supersedes any prior agreements or understandings between the parties, except as specified herein. Each party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other party’s decision to enter into this Agreement.

Please sign below and return an executed original of this Agreement to me by the Release Date to acknowledge your understanding of and agreement with the terms and conditions above.

Sincerely,

/s/ Edward D. Shirley
Edward D. Shirley

Member, Board of Directors of Sysco Corporation

Enclosure

cc:	John M. Cassaday, Chair, Compensation and Leadership Development

Committee of the Board of Directors of Sysco Corporation

Paul T. Moskowitz, Executive Vice President, Human Resources

Eve McFadden, Vice President, Legal, General Counsel and Corporate Secretary

AGREED:

I have read, understand, and agree to the terms and conditions set forth in the Agreement from Edward D. Shirley dated January 12, 2020.

/s/ Thomas L. Bené
Thomas L. Bené

Date: 01/13/2020